Exhibit 99.1

July 14, 2004

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces Acquisition of Equity in Castaway Record Company, LLC and OneDisc Distribution Co., LLC. And DVDPlus/OneDisc Order

Tulsa, Okla-(BUSINESS WIRE)-July 14, 2004 EnXnet, Inc. (OTCBB:EXNT-news)- EnXnet, Inc. announces that it has acquired a ten percent (10.0%) equity interest in Castaway Record Company, LLC. and OneDisc Distribution Co., LLC., both Texas Limited Liability Companies located in Richardson, Texas.

CastawayJand its InnerSoul Record Division are recording labels whose offerings are presenting both new and well-known recording artists. EnXnet7announces it has delivered its first order of 20,000 CD samplers to Castaway'sJInnersoul Records Division. InnersoulJis planning at least eight (8) new releases by the end of January 2005. It is planned that all these new releases will use the Company's DVDPlus8/OneDiscJnew dual-sided, hybrid optical disc technology and the Company's distinctive EnXCaseJwhich was developed specifically for packaging of DVD/OneDiscJrecordings. This unique packaging will set these products apart from the other CD and DVD products in retail locations.

EnXnet, Inc.'s DVDPlus8/OneDisc'sJnew dual-sided, hybrid optical disc technology has the unique feature of combining two distinct formats of content distribution on one disc, a DVD 5 (digital versatile disc) on one side and a CD (compact disc) on the other. This allows presentation of videos on the DVD side and music on the CD side.

OneDisc Distribution Co., LLC. provides marketing and distribution services to media production companies, including CastawayJand InnerSoulJ. EnXnet7can produce releases in DVDPlus8/OneDiscJ, DVD, CD, SACD, VHS, cassette, vinyl records and other recordable media formats thus allowing OneDisc Distribution to offer their clientele a wide range of formats for their music and video releases.

James Wilson, President of Castaway Records, had this to say: A We are excited about EnXnet7taking an equity position in our company. The synergy of both entities will prove to be ground breaking and should be extremely prosperous. Our artists are extremely excited about presenting their talents on the OneDiscJformat. This format allows them to present both their music and music videos on one disc, thus offering their fans the ability to play it on their car CD or DVD player, personal CD or DVD player, computer, or television. CastawayJplans to use OneDiscJpackaged in the EnXCaseJ.@

Ryan Corley, President of EnXnet, Inc., had this to say: A This acquisition further cements our strong working relationship with CastawayJand OneDisc Distribution. EnXnet7is looking forward to a long relationship which will be of significant benefit to our companies. Based on our discussions with the management of CastawayJwe believe that this first order is a precursor of many more.@

EnXnet7purchased their interest under the same terms and conditions as an unrelated third party that made a simultaneous purchase. Ryan Corley, President of EnXnet, Inc., after the equity purchase by EnXnet7and an unrelated party, holds a forty percent (40.0%) equity interest in Castaway Record Company, LLC. and is a Managing Member of CastawayJ. After the equity purchase by EnXnet7and an unrelated party, Mr. Corley also owns a forty percent (40.0%) equity interest in OneDisc Distribution Co., LLC. and is a Managing Member of OneDisc Distribution.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Avenue
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com